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  FORM 3
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U. S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of       2. Date of Event Requiring           4.  Issuer Name and Ticker or Trading Symbol
   Reporting Person*            Statement (Month/Day/Year)
                                August 10, 1999                       LabOne, Inc.

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(Last) (First) (Middle)      3. IRS or Social Security Number     5. Relationship of Reporting Person to    6. If Amendment, Date of
                                of Reporting Person                  Issuer (Check all applicable)             Original
Walker, John E.                 (Voluntary)                                                                    (Month/Day/Year)
                                                                     X Director            __10% Owner

                                                                     __Officer             __Other
                                                                       (give title below)    (specify below)





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          (Street)                                                                                          7. Individual or Joint/
                                                                                                               Group Filing (Check
5524 W. 61st Terrace                                                                                           applicable Line)

                                                                                                               X  Form filed by One
                                                                                                                  Reporting Person
                                                                                                               __ Form filed by More
                                                                                                                  than One Reporting
                                                                                                                  Person
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(City) (State) (Zip)                                        Table 1 - Non-Derivative Securities Beneficially Owned
Countryside, Kansas 66202
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
1. Title of Security         2. Amount of                         3. Ownership                   4. Nature of Indirect
                                Securities                           Form:  Direct                  Beneficial Ownership
                                Beneficially Owned                   (D) or Indirect                (Instr. 5)
                                (Inst. 4)                            (I) (Instr. 5)
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Common Stock                 15,166                               I                              (1)
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*  If the Form is filed by more than one Reporting Person, see instruction 5(b)(v).  Reminder:  Report on a  separate  line for each
   class of securities beneficially owned directly or indirectly.               (Print or Type Responses)

                                                                                                                   PAGE 1 OF 2 PAGES


(Table Continued)

FORM 3 (cont'd.) Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of                  2. Date exer-           3. Title and                4. Conver-        5. Ownership        6. Nature of
   Derivative                   cisable and             Amount of                   sion or           Form of             Indirect
   Security                     Expiration              Securities                  Exercise          Derivative          Beneficial
   (Inst. 4)                    Date (Month/            Underlying                  Price of          Security:           Ownership
                                Day/Year)               Derivative                  Derivative        Direct (d)          (Instr. 5)
                                                        Security                    Security          or Indirect
                                                        (Inst. 4)                                     (I) (Instr.
                                                                                                       5)
                              --------------------------------------------------
                              Date        Expira-                     Amount
                              Exer-       Tion           Title        or Number
                              cisable     Date                        of Shares
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Directors Stock Option Plan   01/02/1995  01/02/2001  Common Stock      21,944   $09.875           D
(01/02/91)
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Directors Stock Option Plan   03/01/1996  03/01/2001  Common Stock          56   $11.125           D
(03/01/91)
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

Explanation of Responses: (1) All of which are owned by a revocable trust for Mr. Walker's wife, as to which Mr. Walker disclaims beneficial ownership.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                             /s/ John E. Walker               August 13, 1999
                             -------------------------        ------------------
                             John E. Walker                   Date



Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

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